EXHIBIT 99.1

United-Guardian Declares Mid-Year Dividend

HAUPPAUGE, N.Y., May 21, 2020 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) announced today that the company's Board of Directors, at its meeting on May 20, 2020, declared a cash dividend of $0.42 per share, which will be paid on June 17, 2020 to all stockholders of record on June 3, 2020. This will be the 25th consecutive year that the company has paid a dividend.

Ken Globus, President of United-Guardian, stated, “We are pleased to announce that on June 17th we will be paying a dividend of $0.42 a share to all stockholders of record as of June 3rd.  While many dividend-paying companies have decided not to pay dividends during the Covid-19 pandemic, we have always taken the position that whenever we are in a financial position to do so, we would share our profitability with our shareholders. Our company has been fortunate enough to have been able to continue production and sales during this pandemic, and sales in the first quarter of the year, as well as in April, were strong. While it is always our preference to try to maintain the dividend level of the previous year, the Board felt that in this difficult year, with our expectation that it is likely that we will experience a temporary decline in sales over the next few months, the prudent course was to reduce the mid-year dividend, with the hope that if the second half of the year is strong we might be able to increase it. We are optimistic that sales of our pharmaceutical and medical products will remain strong, and that sales of our cosmetic ingredients will gradually increase as consumer demand for cosmetic products increases. Taking all of these factors into consideration, the Board of Directors concluded it would be in the best interests of both the company and its shareholders to pay this dividend.”

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

Contact: Ken Globus
(631) 273-0900

NOTE:   This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.